Exhibit 99

PRESS RELEASE

Contact Person: D. Ben Berry (252) 334-1511

GATEWAY FINANCIAL HOLDINGS, INC.
ATTENDED RYAN BECK PRESENTATIONS

     Elizabeth City, North Carolina – Gateway Financial Holdings, Inc. (NASDAQ: “GBTS”), the holding company for Gateway Bank, announced today that it had made presentations on May 12 and 13, 2003 for Ryan Beck & Co., one of its market makers. In response to questions from the attendees, Gateway indicated that it expected its net interest margin to increase to 3.60 by the end of the fiscal year. In response to further questions, Gateway indicated that in a three to five year time frame, it believed it could attain an asset goal of between $800 million and one billion dollars, a Return on Average Assets of 1.0-1.25%, and a Return on Equity of between 15% and 18%. Gateway also responded to questions regarding capital structure and indicated that it would consider the issuance of trust preferred securities.

     Gateway Financial Holdings, Inc. is the holding company for Gateway Bank, a full service community bank with offices in Elizabeth City, Edenton, Kitty Hawk, Plymouth and Roper, North Carolina, and Chesapeake and Virginia Beach, Virginia. The Bank also provides insurance through Gateway Insurance Services, Inc. and brokerage services through Gateway Investment Services, Inc. The Common Stock of the Company is traded on NASDAQ under the symbol GBTS and its Warrants trade on NASDAQ under the symbol GBTSW. Additional information about Gateway is available on its website at www.gatewaybankandtrust.com.

     Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated” and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

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